UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 27, 2021

Foghorn Therapeutics Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39634	47-5271393
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

500 Technology Square, Ste 700 Cambridge, MA	02139
(Address of principal executive offices)	(Zip Code)

(Registrant’s telephone number, including area code): (617) 586-3100

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	FHTX	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) Election of Director.

On April 27, 2021, the Board of Directors (the “Board”) of Foghorn Therapeutics Inc. (the “Company”), upon the recommendation of the Board’s Nominating and Corporate Governance Committee, elected Ian F. Smith to the Board as a Class II Director with a term to expire at the 2022 annual meeting of stockholders.

Mr. Smith will be compensated for his service as a director in accordance with the Company’s non-employee director compensation policy, as generally described in the Company’s final prospectus, as filed with the Securities and Exchange Commission in connection with the Company’s initial public offering on October 26, 2020. Mr. Smith was awarded an option to purchase 25,060 shares of the Company’s common stock on the effective date of his appointment, which option will vest annually in equal amounts over three years, with accelerated vesting if a change of control occurs prior to the option being fully vested, subject in each case to his continued service through the applicable vesting date.

Mr. Smith does not have a material direct or indirect interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K. In addition, there are no arrangements or understandings between Mr. Smith and any other person pursuant to which he was selected as a director. The Company plans to enter into an indemnification agreement with Mr. Smith, which will provide him with indemnification in connection with his service as a member of the Board.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FOGHORN THERAPEUTICS INC.

By:	/s/ Adrian Gottschalk
Adrian Gottschalk,
Chief Executive Officer

Date: April 28, 2021